UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2006

CHINA KANGTAI CACTUS BIO-TECH INC.
(Exact name of small business issuer as specified in its charter)

Nevada	87-0650263
(State or Other Jurisdiction of Incorporation or	(I.R.S. Employer Identification Number)
Organization)

No. 99 Taibei Road Limin Economy and Technology Developing District
Harbin, P. R. C. Zip Code: 150025
(Address of principal executive offices)

(86) 451-57351189 ext 126
Registrant’s Telephone Number, Including International Code and Area Code:

Unit 3302, 33F, Lippo Centre, Tower 2,
89 Queensway, Admiralty, Hong Kong
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

We are filing this report on Form 8-K/A for the purpose of correcting previous disclosures regarding the acquisition of Taishan Kangda Cactus Hygienical Food Co, Ltd. (“Taishan Kangda”) which were contained in the registrant’s report on Form 8-K dated June 26, 2006 and filed on June 29, 2006. The original report on Form 8-K accurately described the purchase price and the other material terms of the transaction, but subsequent to the filing of that report, management determined that the acquisition of Taishan Kangda should be recharacterized as a non-arm’s length transaction.

Section 2 — Financial Information

Item 2.01. Completion of Acquisition or Disposition of Assets.

Harbin Hainan Kangda Cactus Hygienical Foods Co., Ltd. (“Harbin Hainan Kangda”), our main operating subsidiary, on June 26, 2006 completed the acquisition of Guangdong Taishan Kangda Cactus Hygienical Food Co., Ltd (“Taishan Kangda”) for $1.475 million cash. In the transaction, Harbin Hainan Kangda purchased all of the outstanding stock of Taishan Kangda.

The assets owned by Taishan Kangda include a cactus plantation of 360 mu (about 59.3 acres), currently growing cacti with a value estimated by the Company to be approximately RMB 5,100,000 Yuan ($637,500 USD). The plantation is at the Shalan Township of Taishan City. In that location, there are also a plant and workshops occupying about 10,000 square meters, but no usable equipment.

Pursuant to the terms of the Purchase Agreement, Harbin Hainan Kangda purchased the stock of Taishan Kangda from three individual sellers, Haibin Wang, Yaling Liu and Jingkui Huang. The named sellers had a material relationship with two officers and directors of the registrant. The sellers acquired their ownership interests in Taishan Kangda immediately prior to, and in anticipation of, completion of the transaction with Harbin Hainan Kangda. Prior to the transfer of ownership to the sellers, Taishan Kangda was owned by Jinjiang Wang, who is Chairman and CEO of the registrant, and Chengzhi Wang, who is a director and general manager of the registrant.

The price and terms for purchase of Taishan Kangda were not established by arms length negotiation, but were approved by the registrant’s board of directors. The purchase price was based upon the registered capital of Taishan Kangda. Registered capital in China is the initial investment/assets that entrepreneurs put up when they form a venture company. This amount is usually registered with the local government administration when the company gets its business license. Taishan Kangda was established in 2001 with registered capital of RMB11, 800,000Yuan (approximately US$1.475M). Based upon an appraisal of the assets of Taishan Kangda obtained by the registrant, the value of the current assets of Taishan Kangda has decreased since 2001, but the value of its real estate, including the plant and workshops has increased. In establishing the purchase price for the transaction, the registrant also took into consideration anticipated savings in transportation costs and local processing costs it hopes to realize as a result of plans to locate a new production facility in the south of China. Finally, the registrant hired a licensed property evaluation agency to conduct an appraisal of the assets of Taishan Kangda prior to completion of the transaction. The appraisal report, which is attached to this report as an exhibit, indicates an appraisal value of approximately RMB 12,000,000 (approximately US$1.484M) for the assets of Taishan Kangda.

We intend to purchase and install new machinery and equipment and establish new production at this site in Taishan City, Guangdong Province.

We intend to produce cactus-based beverages, including cactus palm juice drinks and cactus fruit juice drinks. We also intend to produce cactus dry powders which can be consumed directly or used as ingredients for medicine and cosmetic products, and dry slices which can be used as inputs for the production of livestock feeds.

We may also produce cactus-based wines and beers at the site if it determined that there is sufficient demand for such products.

We have large areas of cactus plantations in the area. However our major production facilities are based in the Heilongjiang Province, which is at the very north of China. By acquiring Taishan Kangda and establishing new production in that location, we expect to realize savings in transportation costs thereby allowing us to more efficiently and effectively serve the market in Guangdong and other 5 provinces in southern China.

We are also paying significant processing fees for our products to be processed by non-owned local plants in this area. We anticipate that savings will result from the elimination of these fees once take over process operations.

Section 9 — Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.
Not required

(b) Pro Forma Financial Information.
Not required.

(c) Exhibits.

99.1
Definitive Purchase Agreement, dated June 26, 2006, by and between the Company and Taishan Kangda (herein incorporated by reference from current report on Form 8-K filed with the Securities and Exchange Commission on June 29, 2006.)

99.2	Assets Value Appraisal Report for Taishan Kangda Cactus Health Food Co, Ltd., dated June 26, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHINA KANGTAI CACTUS BIO-TECH INC.

By: /s/ Hong Bu, Chief Financial Officer

Date: August 7, 2006